As Filed With The Securities And Exchange Commission on December 14, 2004
                                                     Registration No. 333-120956

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                                 Amendment No. 1
                                       to
                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
            ---------------------------------------------------------

                        MEDIALINK WORLDWIDE INCORPORATED
 ------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                    52-1481284
--------------------------------------------------------------------------------
(State or Other Jurisdiction of             (IRS Employer Identification Number)
Incorporation or Organization)

                                708 Third Avenue
                               New York, NY 10017
                                 (212) 682-8300
--------------------------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                 ----------------------------------------------
                               LAURENCE MOSKOWITZ
                        MEDIALINK WORLDWIDE INCORPORATED
                                708 Third Avenue
                               New York, NY 10017
                                 (212) 682-8300
 -------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                     --------------------------------------
                                   COPIES TO:
                           THEODORE WM. TASHLIK, ESQ.
                   Tashlik, Kreutzer, Goldwyn & Crandell P.C.
                               40 Cuttermill Road
                              Great Neck, NY 11021
                                 (516) 466-8005

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: From time to time as determined by the selling security holders after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, Dated December 14, 2004

                                   PROSPECTUS

                        MEDIALINK WORLDWIDE INCORPORATED

                          2,271,872 SHARES COMMON STOCK

                  On November 9, 2004, we sold $5,000,000 aggregate principal amount of our Variable Rate Convertible Debentures due November 9, 2009 ("Debentures") and Common Stock Purchase Warrants ("Warrants") in a private placement, pursuant to a Securities Purchase Agreement, dated as of November 8, 2004, among us and the initial purchasers named therein (the "Selling Stockholders"). The Selling Stockholders listed elsewhere in this prospectus are offering up to 2,271,872 shares of our common stock (the "Shares") upon conversion of $5,000,000 aggregate principal amount of the Debentures at $4.05 per share, shares issuable upon the exercise at $3.99 per share of the related Warrants and any additional shares issuable in connection with certain anti-dilutive provisions and may use this prospectus to sell the Shares. We will not receive any of the proceeds from sales of shares of our common stock sold by the Selling Stockholders.

                  The Selling Stockholders may offer their shares from time to time on the Nasdaq National Market, in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution" on page 17 for a description of sales of the shares by the Selling Stockholders.

                  Our common stock is traded on the Nasdaq National Market under the symbol "MDLK". The last reported sale price of the common stock on the Nasdaq National Market on December 1, 2004 was $3.09 per share. The mailing address and telephone number of our principal executive office are 708 Third Avenue, New York, New York 10017 and (212) 682-8300.


                         ------------------------------
                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                         ------------------------------

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is , 2004.

                   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                              ------------------------------


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Summary of Business.......................................................... 3
Risk Factors................................................................. 9
Forward-Looking Statements...................................................15
Use of Proceeds..............................................................15
Selling Stockholders.........................................................17
Plan of Distribution.........................................................18
Legal Matters................................................................20
Experts......................................................................20
Disclosure of SEC Position on Indemnification for Securities Act
  Liabilities................................................................21
Where You Can Find More Information..........................................21

                                     SUMMARY

                  BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."


                  OUR BUSINESS: We are the leading global provider of creative and distribution services to corporations and other organizations seeking to communicate with the public through the news media. We are based in New York, with offices in the United States and an international hub in London. We uniquely blend our creative and production expertise with established news media credibility, proprietary databases, an electronic distribution infrastructure and the first truly global electronic video tracking solution to provide our clients with the ability to create, distribute and measure their communications. We are a publicly traded company (Nasdaq: MDLK).

                  We offer the counsel, skills and infrastructure to reach television viewers, radio listeners, newspaper readers and Internet users. We also track and measure the impact of client communications across all major media. Clients ranging from General Motors to General Mills, Siemens to Symbol Technologies rely on us to generate news coverage of their new products, innovations, mergers, acquisitions and other corporate initiatives and then to determine the value of that media exposure.

                  By leveraging relationships with news organizations, we rapidly alert and disseminate clients' news to every major newsroom in the United States. Similarly, international distribution relationships enable us to reach virtually any audience, in any country, through any news medium. Each year, we generate tens of thousands of broadcast news airings worldwide reaching billions of viewers, listeners and readers on media as diverse as CNN, The New York Times, ABC, Sky News, The Washington Post, BBC, Bloomberg Radio, AOL, Yahoo! and China Central Television, the national television station of the People's Republic of China.

                  We work with clients to create communications programs designed to reach audiences primarily through our unique links to the media. On behalf of our clients, we create and distribute news to broadcast, print and online newsrooms around the world, for their free and unrestricted use. Unlike our competitors, we combine this content production and distribution expertise with complete qualitative and quantitative communications monitoring, research and analysis services. As an example, for FedEx, we aggregate and analyze the company's media coverage on three continents, producing reports that measure the value of the exposure and often prove the superior return on investment of public relations over advertising.

                  Clients use our services because of its cost-effective and comprehensive array of services, the extensive depth and breadth of our distribution and its long-established reputation as a trusted advisor. Our

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

proprietary news collection and analytics capabilities provide us with powerful, exclusive advantages in measuring client communications.

                  Our client base includes Accenture, Altria Group, American Association for Retired Persons, AT&T, Bayer, DIAGEO, Disney, European Space Agency, Ford, GE Financial, General Motors, GlaxoSmithKline, Intel, Jaguar, Miramax, McDonald's, Morgan Stanley, Nasdaq, National Association of Realtors, Royal Philips Electronics, Siemens and Visa International. Clients also include virtually every major PR firm in the United States and the United Kingdom.

                  In 2003, we expanded the monitoring network of our subsidiary, TeletraxTM, the broadcast industry's first global digital video watermarking and tracking solution, into the U.S. marketplace following its formal launch in Europe in 2002. Initial clients include Reuters Television and NBC News Channel, which entered into multi-year agreements to utilize this unique content asset management tool to track and monitor the usage of their video content. In 2004, TeletraxTM reached additional agreements with Tribune Entertainment, Buena Vista Television, ABC Television Network, Universal Domestic Television, BBC News, Media Review International and Internet Broadcasting Systems. We also use the TeletraxTM system to track and monitor the worldwide usage of client video we distributed. TeletraxTM offers us the potential of new revenue sources outside of our core broadcast services, such as copyright management, advertising proof-of-performance, sponsorship evaluation, verification of airings for network and syndicated programming and intellectual property rights management.

                  From our inception, we have been at the vanguard as public relations has evolved from being print-focused to embracing video, audio and the Internet. Our strategy is to enable our clients to effectively and efficiently communicate news to audiences through all mediums. We achieve this by: (i) creating and producing compelling content; (ii) distributing content through our unmatched infrastructure; (iii) monitoring distribution effectiveness and providing analytical feedback; and (iv) providing customized research to gauge the effectiveness of clients' communications efforts. We believe we are the market share leader in each of our primary service offerings. We have identified several avenues that should further support our growth, including: (i) leveraging client relationships through cross-marketing; (ii) developing new products and services; and (iii) broadening the sales force and client base.

Operational Overview

                  We offer our comprehensive range of services through the following divisions:

Media Communications Services

                  Broadcast Services Group ("BSG")--Through BSG, we provide our content creation, production, distribution and electronic broadcast monitoring services. BSG's principal products and services include video news releases, live event broadcasts (including satellite media tours, videoconferences and webcasting), audio news releases and radio media tours, in formats that are suitable for all broadcast news media. BSG distributes its clients' news stories directly to targeted television and radio, through its comprehensive

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

distribution platform, and on-line media outlets worldwide. BSG also monitors and statistically analyzes the extent to which content is aired, thereby providing valuable feedback to the client. BSG utilizes a variety of methods to track and monitor video usage, including its exclusive offering of TeletraxTM, providing it with the only truly global electronic video tracking solution.

                  U.S. Newswire ("USN")--USN is a leading press release wire service for domestic governmental, public affairs and non-profit organization news sources. Its clients rely on it to provide immediate and simultaneous electronic distribution of their news releases, media advisories and press statements to the media and on-line services worldwide. The division distributes news releases via a direct wire service feed, as well as through e-mail, satellite, the Internet and broadcast fax. USN also provides still photography services.

Media Research Services

                  Delahaye Medialink--This division is a global leader in providing analysis of public relations and corporate communications activities on behalf of corporate and other clients. Delahaye combines qualitative and quantitative research techniques, proprietary technologies and its own media and communications expertise to help companies and other organizations plan and evaluate their internal and external public relations programs. Using data compiled from a variety of sources, including electronic monitoring and press clipping services, the division employs sophisticated statistical analyses to measure the quality and quantity of the client's print, broadcast and Internet news coverage. Delahaye also offers interpretive analyses that can provide: (i) an overall appraisal of the efficiency and impact of a client's communications efforts; (ii) a comparison of the client's news coverage with that of its competitors; and (iii) a gauge of the client's return on investment for its communications programs.

Video Watermarking Services

                  Teletrax(TM) -- Teletrax(TM) is the broadcast industry's first global electronic video watermarking and tracking solution. Using TeletraxTM, owners of video content - the motion picture industry, news organizations, advertising agencies and program syndicators, to name a few - "embed" an imperceptible and indelible digital watermark into their material whenever it is edited, broadcast or duplicated. A global network of decoders, or "detectors", captures every broadcast incident of the embedded video whether via satellite, cable or terrestrially. The Teletrax(TM) service then generates tracking reports for the original content owners. The system provides proof of performance reports and alerts copyright owners instantly to any violations, even down to single second clips. As a key asset management tool for content owners seeking to protect and leverage their video property, Teletrax(TM) will help drive the financial performance of its clients, enabling them to efficiently and effectively leverage their video content. Teletrax(TM) is built upon Medialink's extensive monitoring network and technology developed by Royal Philips Electronics. Teletrax(TM) is operated by a joint venture, 76% owned by us and 24% owned by Royal Phillips Electronics.

Service Offerings

                  We offer clients a unique combination of creative content production, global media distribution, research and analysis and video watermarking, which enables clients to communicate their news efficiently and effectively. Through our BSG division, we provide a complete range of customized production and distribution services to corporations and other organizations to help them build public recognition, launch new products, manage crisis situations and meet other communications objectives. Utilizing its electronic monitoring capabilities, BSG also measures distribution reach and evaluates results. Through Delahaye's research and analysis, we help companies evaluate their media communications programs and public image. Through USN, we provide news release distribution for governmental, public affairs and non-profit organizations. Through TeletraxTM, we offer the only truly global video tracking solution available to the broadcast, advertising and entertainment industries. Our ability to offer the comprehensive services that our clients demand makes us the partner of choice for leading corporations, organizations and PR firms worldwide.

                  We have provided our services to more than 3,000 clients. We have long-standing distribution alliances and powerful relationships with major news organizations that provide clients unparalleled access to newsroom decision-makers. Through an agreement with the Associated Press for the use of its AP Express newswire, we can quickly alert more than 700 television and 400 radio newsrooms to clients' impending video and audio news. Our strong relationships with ABC, CBS and FOX, among others, provide us access to their network affiliates through their dedicated and highly cost-effective satellite news feeds. We continue to expand our distribution infrastructure through strategic distribution agreements with high-profile media companies such as AOL and Yahoo!. Due to our extensive usage of both satellite distribution and electronic broadcast monitoring services, we are able to obtain preferential pricing from our key suppliers. Our extensive relationships and our reputation as a producer of newsworthy, broadcast-quality content ensure that clients' video and audio news productions capture the attention of newsroom decision-makers and thus their intended audiences.

                  We are a Delaware corporation, incorporated in 1986. Our website is http://www.medialink.com. We make available free of charge, on or through our Web site, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Securities and Exchange Commission ("SEC"). Such reports are also available on the SEC's website, http://www.sec.gov. The information on our website does not constitute a part of this prospectus.

OUR ADDRESS: Our corporate headquarters is located at 708 Third Avenue, New York, New York 10017. The telephone number at our corporate office is (211) 682-8300, and the facsimile number is (212) 682-2420.


RISK FACTORS:    An investment in our common stock involves substantial risks.
                 In the section of this prospectus entitled "Risk Factors", beginning on page 9, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.

                                  THE OFFERING

COMMON STOCK     All of the 2,271,872 shares offered by this prospectus are
OFFERED:         being sold by the Selling Stockholders who acquired these
                 shares of common stock from us upon conversion of the $5,000,000 aggregate principal amount of Variable Rate
                 Convertible Debentures due November 9, 2009 (the "Debentures") and upon exercise of Common Stock Purchase Warrants (the
                 "Warrants"). The Selling Stockholders acquired the Debentures and the Warrants in a private investment transaction on November 9, 2004.

USE OF           We will not receive any of the proceeds from the sale of shares
PROCEEDS:        by the Selling Stockholders. We received proceeds from the issuance of the Debentures and the Warrants. We may receive additional proceeds from the exercise of the Warrants. This money will be used for general corporate purposes.

                                  RISK FACTORS


BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS WE BELIEVE TO BE NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

MAJOR NEWS EVENTS

                  Events which dominate news broadcasts, such as the events of September 11th or the involvement by the United States in a war, may cause our clients to delay or not use our services for a particular project as these clients may determine that their messages may not receive adequate attention in light of the coverage of other news events. These circumstances could have a material adverse effect on our business, operating results and financial condition.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

                  Our revenues are affected by our clients' marketing communications, spending and advertising budgets. Our revenues and results of operations may be subject to fluctuations based upon general economic conditions in the geographic locations where we offer our services or distribute our material. If there were to be a continued economic downturn or a continued recession in these geographic locations, then we expect that business enterprises, including our clients and potential clients, could substantially and immediately reduce their marketing and communications budgets. In the event of such an economic climate, there could be a material adverse effect on our business, operating results, financial condition and ability to refinance our existing line of credit agreement.

TELETRAX(TM)

                  We introduced Teletrax(TM) in Europe in 2002 and expanded the service to the United States in 2003. A portion of the proceeds from the sale of the Debentures and Warrants is expected to be used to support the anticipated growth of the Teletrax(TM) service. This service has generated losses since its introduction and there can be no assurance that the service will ever become profitable. Competitors with greater resources could develop a similar or superior product. We may also be unable to market Teletrax(TM) successfully. The failure of Teletrax(TM) could have a material adverse effect on our business, operating results and financial condition.

COMPETITION

                  The markets for our services are highly competitive. The principal competitive factors affecting us are effectiveness, reliability, price, technological sophistication and timeliness. Numerous specialty companies compete with us in each of our service lines although no single company competes across all service lines. Some of our competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, sales, marketing and other resources than we have. In addition, clients could perform internally all or certain of the services provided by us rather than outsourcing such services. We could face competition from companies in related communications markets which could offer services that are similar or superior to those offered by us. In addition, national and regional telecommunications providers could enter the market with materially lower electronic delivery costs, and radio and television networks could also begin transmitting business communications separate from their news programming. Our ability to maintain and attract clients depends to a significant degree on the quality of services provided and our reputation among our clients and potential clients as compared to that of our competitors. There can be no assurance that we will not face increased competition in the future or that such competition will not have a material adverse effect on our business, operating results and financial condition.

NEW SERVICES

                  We must develop new services to remain competitive, maintain or grow market share and to operate in new markets. There can be no assurance that we will be successful in developing new services, or that those new services will meet customer needs. As a result of the expenses incurred in developing new services and the potential of our inability to market these services successfully, our operating results may be negatively affected.

PROVISIONS OF OUR CHARTER DOCUMENTS HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS

                  Provisions of our amended and restated certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our amended and restated certificate of incorporation divides the Board of Directors into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of our stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control. The Board of Directors authorized and declared a dividend of one Preferred Share Purchase Right (at an exercise price of $50.00) for each outstanding share of common stock payable on August 30, 2001. The Right will be exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer to acquire 15% or more of our common stock. This is designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited takeover attempt in a manner or on terms not approved by

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

the Board of Directors. The possible negative impact on takeover attempts could adversely affect the price of the common stock.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK WHICH COULD AFFECT THE RIGHTS OF HOLDERS OF COMMON STOCK

                  Our amended and restated certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Holders of common stock will have no preemptive rights to subscribe for a pro rata portion of any preferred stock which may be issued. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The possible impact on takeover attempts could adversely affect the price of the common stock. Although we have no present intention to issue any shares of preferred stock, we may do so in the future.

LINE OF CREDIT

                  We have a line of credit facility with a bank expiring on January 31, 2005, allowing for borrowings of up to the lower of (i) $3.75 million, $3.50 million and $3.00 million at July 1, 2004, October 1, 2004 and December 31, 2004, respectively, or (ii) 80% of eligible accounts receivable balances, as defined. Interest under the credit facility is payable monthly at the rate of the 30-Day LIBOR Rate, plus 5.5% per annum, as defined in the agreement. In accordance with the agreement, we made a principal payment of $250,000 on October 1, 2004. Covenants under the line of credit agreement include limits on capital expenditures, minimum earnings before interest, taxes, depreciation and amortization and minimum tangible net worth, as defined in the agreement. Additionally, the agreement requires us to obtain financing by January 15, 2005 to support the operations of Teletrax TM. We satisfied that obligation by the sale of the Debentures and Warrants. We paid a line of credit fee of $30,000 covering the period from April 15, 2004 through January 31, 2005. Substantially all of our assets are pledged as collateral under the credit facility.

                  On November 8, 2004, we amended certain provisions of the credit facility. Pursuant to the amending letter, the term of the loan credit facility was extended to December 31, 2005; several financial covenants were amended; and maximum borrowings were reduced to $2.00 million. In addition, our subsidiary, TTX (US) LLC, guaranteed our obligations to the bank.

                  While management believes we are currently in compliance with the covenants under the line of credit agreement and related forbearance agreement, there can be no assurance that we will continue to be in compliance in the future. In that event, we may be required to raise additional funds in order to repay the outstanding balance under the line of credit and there can be

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

no assurance that, if required, we would be able to raise such funds on favorable terms, if at all.

DEBENTURES

                  The Debentures contain certain negative covenants which could adversely affect us in the future. As long as $500,000 principal amount of Debentures remain outstanding, we will not be permitted to have more than $3 million of indebtedness, excluding the Debentures, except as otherwise permitted; amend our charter documents in a way that adversely affects the Debenture holders; or purchase more than 150,000 shares of our common stock in any twelve month period.

CAPITAL REQUIREMENTS

                  One or more of our businesses could require, or benefit from, additional investment beyond our current capability. Such additional funding could be raised by us, or one or more of our business units separately, and could have the effect of diluting stockholders' interests. The Debentures and Warrants contain certain anti-dilutive provisions which could result in even further dilution to our stockholders.

OTHER RISK FACTORS

                  Other risk factors include our recent history of losses, our ability to achieve or maintain profitability, effectiveness of our cost reduction programs, our ability to develop new services and market acceptance of such services, such as Teletrax TM, our ability to develop new products and services that keep pace with technology, our ability to develop and maintain successful relationships with critical vendors, the potential negative effects of our international operations on the Company. In addition, future acquisitions or divestitures and the absence of long term contracts with customers and vendors may adversely effect our operations and have an adverse effect on pricing, revenues, gross margins and our customer base.

UNCERTAINTIES OF ESTIMATES AND ASSUMPTIONS

                  There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with generally accepted accounting principles ("GAAP"). Any changes in estimates, judgments and assumptions used could have a material adverse effect on our business, financial position and results of operations.

                  The financial statements included in the periodic reports we file with the Securities and Exchange Commission ("SEC") are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP involves marking estimates of expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our business, financial position and results of operations.


IF THE SELLING STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL

                  The shares covered by the registration statement of which this prospectus forms a part, make up approximately 37.5% of our issued and outstanding common stock as of November 30, 2004. Sales by our stockholders of substantial amounts of our common stock, or the perception that such sales could take place, could negatively affect the market price of our common stock. If this happens, then stockholders may face difficulty in selling their shares and the price at which they sell their shares may be reduced.

EXERCISE OF OUTSTANDING WARRANTS AND CONVERSION OF DEBENTURES WILL RESULT IN FURTHER DILUTION

                  The issuance of shares of common stock upon the conversion of the Debentures and the exercise of the Warrants will result in dilution to the interests of our stockholders and may reduce the trading price for our common stock.

                  To the extent that the Debentures or Warrants are converted or exercised, the dilution to the interests of our stockholders and you as an investor will likely occur. Conversion of the Debentures and exercise of the Warrants, or even the potential of their conversion or exercise, may have an adverse effect on the trading price and market for our common stock.

RECENTLY ENACTED AND PROPOSED CHANGES IN SECURITIES LAWS AND REGULATIONS WILL INCREASE OUR COSTS

                  The Sarbanes-Oxley Act (the "Act") of 2002 that became law in July 2002 required changes in some of our corporate governance and securities disclosure and/or compliance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects, in addition to rule proposals already made. We believe these developments will increase our legal and accounting compliance costs. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot reliably estimate the timing or magnitude of additional costs we will incur as a result of the Act or other related legislation.

FUTURE SALES OF COMMON STOCK COULD AFFECT THE PRICE OF COMMON STOCK

                  No prediction can be made as to the effect, if any, that future sales of shares or availability of shares for sale will have on the market price of the common stock prevailing from time to time, sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of common stock.


                           FORWARD-LOOKING STATEMENTS

                  Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, including any of our filings with the Securities and Exchange Commission incorporated herein by reference, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.


                                 USE OF PROCEEDS

                  All of the shares of common stock offered by this prospectus are being offered by the Selling Stockholders. We received proceeds from the sale of the Debentures and Warrants and we may receive additional proceeds upon exercise of the Warrants which we will use for general corporate purposes. We will not receive any additional proceeds from the sale of the shares by the Selling Stockholders. For information about the Selling Stockholders, see "Selling Stockholders."

                              SELLING STOCKHOLDERS

                  We are registering the 2,271,872 shares offered by the prospectus on behalf of the Selling Stockholders pursuant to a registration rights agreement we entered into with the Selling Stockholders in connection with their investment in our private placement of Debentures and Warrants that are convertible and exercisable, respectively, into our common stock in the amounts listed below. No selling stockholder has had any position, office or other relationship material to us or any of our affiliates.

                  The following table sets forth, for each selling stockholder,
(1) the aggregate number of shares of common stock beneficially owned by each stockholder as of December 1, 2004, (2) the aggregate number of shares of common stock which are being registered for the account of each selling stockholder by this prospectus, (3) the aggregate number of shares of common stock to be owned by each selling stockholder if all of the shares of common stock covered by this prospectus were sold, and (4) the percentage of the common stock owned by each selling stockholder after the offering:

                              SELLING STOCKHOLDERS

                                            NUMBER OF
                                              SHARES                         NUMBER                      SHARES
                                           BENEFICIALLY                     OF SHARES                 BENEFICIALLY
                                           OWNED PRIOR                        TO BE                   OWNED AFTER
                                          TO OFFERING(2)                   REGISTERED(3)               OFFERING
NAME OF SELLING STOCKHOLDER(1)       ----------------------                -------------              ------------
------------------------------        NUMBER       PERCENT
                                     -------       -------
Omicron Master Trust(4)              545,249         8.3%                    681,562                      (5)
Smithfield Fiduciary LLC(6)          545,249         8.3%                    681,562                      (5)
Iroquois Capital LP(7)               545,249         8.3%                    681,562                      (5)
Bluegrass Growth Fund, LP(8)          90,874         1.5%                    113,593                      (5)
Bluegrass Growth Fund, Ltd.(9)        90,874         1.5%                    113,593                      (5)

(1) Information regarding the Selling Stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2) Assumes conversion of the Debentures and exercise of the Warrants. Pursuant to the terms of the Debenture and the Warrant, each Selling Stockholder has agreed that it shall not have the right to convert any portion of the Debenture or exercise any portion of the Warrant if immediately thereafter it would beneficially own in excess of 4.99% of our outstanding common stock immediately after giving effect to such conversion or exercise.

(3) Under our registration rights agreement with the Selling Stockholders, we agreed to register the number of shares determined by multiplying 125% of the total number of shares issuable upon conversion of the Debentures and exercise of the Warrants (assuming for purposes of such calculation, there are no stock splits, stock dividends or other similar events and that no additional shares are issuable in connection with any anti-dilution provisions in the Debentures and Warrants).

(4) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power of the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G under the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a Selling Stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(5) Because the Selling Stockholders may, in connection with this prospectus, offer all or some portion of the common stock they presently hold, no estimate can be given as to the amount of the common stock that will be held by each Selling Stockholder upon termination of any such sales.

(6) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glen Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(7) Joshua Silverman has voting and investment control over shares beneficially owned by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP.

(8) Bluegrass Growth Fund Partners is the managing partner of Bluegrass Growth Fund LP. By virtue of such relationship, Bluegrass Growth Fund Partners may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund LP. Bluegrass Growth Fund Partners disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners with respect to the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.

(9) Mr. Brian Shatz is a director of Bluegrass Growth Fund, Ltd. and has delegated authority from the shareholders of Bluegrass Growth Fund, Ltd. with respect to the shares of common stock owned by Bluegrass Growth Fund, Ltd. Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund, Ltd. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.

                  Our registration of these shares of common stock does not necessarily mean that the selling stockholder will sell any or all of these shares. The information concerning the Selling Stockholders included in this prospectus has been supplied to us by the Selling Stockholders or their representatives. We have relied upon this information in preparing this prospectus.

                              PLAN OF DISTRIBUTION

                  Each Selling Stockholder of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

                  o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

                  o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                  o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                  o an exchange distribution in accordance with the rules of the applicable exchange;

                  o  privately negotiated transactions;

                  o settlement of short sales entered into after the date of this prospectus;

                  o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

                  o  a combination of any such methods of sale;

                  o through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise; or

                  o  pursuant to any other method permitted to applicable law.

                  The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

                  Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

                  In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

                  The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

                  We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                  Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

                  We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                  Under applicable rules and regulations under the Securities Act of 1934 (the "Exchange Act"), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

                  Tashlik, Kreutzer, Goldwyn & Crandell P.C., Great Neck,
New York, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Theodore Wm. Tashlik, a director of the Company, is an officer of Tashlik, Kreutzer, Goldwyn & Crandell P.C. Mr. Tashlik owns 51,821 shares of common stock and has been granted options to purchase 38,400 shares of common stock over the past nine years as a member of our Board.

                                     EXPERTS

                  Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                  Our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws and indemnification agreements by and among the Company and our directors and executive officers provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

                  We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

                  The SEC allows us to "incorporate by reference" information from certain of our other SEC filings into this prospectus. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File No. 0-21989):

                  o Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

                  o Our Annual Report on Form 10-K for the year ended December 31, 2003;

                  o The "Description of Securities" contained in our Registration Statement on Form 8-A filed January 16, 1997 together with all amendments and reports filed for the purpose of updating that description;

                  o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

                  o Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of
                     1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

                  You may request free copies of these filings by writing or telephoning us as follows, and we will provide to you, at no cost:

                        Medialink Worldwide Incorporated
                        708 Third Avenue
                        New York, New York 10017
                        Telephone: (212) 682-8300
                        Attention:  Investor Relations

                  The internet address of our website is www.medialink.com. Our website provides electronic access to our filings at the Investor Information section of our website through which our annual, quarterly and current reports, and amendments to those reports, are available free of charge. We believe these reports are made available as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

                  This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.

                  We have not authorized anyone to give information beyond what is set forth in this prospectus. Sales of the Shares described in this prospectus are not directed at anyone in any jurisdiction in which an offer or solicitation of such securities is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct as of the date of this prospectus. Neither delivery of this prospectus nor any sale made pursuant to this prospectus shall imply that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION *

                  The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Stockholders (including fees and expenses of counsel for the Registrant), except for the underwriting discount and for legal fees of any counsel selected by any particular Selling Stockholder.

Securities and Exchange Commission registration fee                                    $   893.00
Nasdaq National Market listing additional shares and review fee                        $11,000.00
Accounting fees and expenses                                                           $ 6,000.00
Legal fees and expenses                                                                $20,000.00
Printing, EDGAR formatting and mailing expenses                                        $ 1,000.00
Miscellaneous                                                                          $ 1,000.00
                                                                                       ----------
                  Total                                                                $39,893.00

* All fees and expenses other than the SEC registration fee and NASD filing fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (A) The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

          (a) "A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."


     (B) Articles NINTH and TWELFTH of the Company's Amended and Restated Certificate of Incorporation contain the following provision relating to the indemnification of directors and officers:

     NINTH: "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No modification or repeal of the provisions of this Article shall adversely affect any right or protection of any director of the Corporation existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.

     TWELFTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

     (C) Article XI of the Company's Amended and Restated By-Laws contains the following provisions relating to indemnification of directors and officers:

          "(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          (b) Right to Advancement of Expenses. The right to indemnification conferred upon directors and officers in paragraph (a) of this Section shall include the right to be paid by the corporation the expenses (including attorneys' fees) incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter, an "advancement of expenses"); provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), shall be made only upon delivery to the corporation of an undertaking (hereinafter, an "undertaking") by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to the advancement of expenses (including attorneys' fees), to any employee or agent of the corporation to the fullest extent of the provisions of this Section with respect to advancement of expenses to directors and officers of the corporation.

          (c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses (including attorneys' fees) conferred in paragraphs (a) and (b) of this Section shall be contract rights. If a claim under paragraph (a) or (b) of this Section is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper under the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the corporation.

          (d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          (e) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

      The Company has entered into indemnification agreements with its directors.

ITEM 16.  EXHIBITS

      EXHIBIT NO.                   NAME OF EXHIBIT
      -----------                   ---------------

      3.1         Amended and Restated Certificate of Incorporation of the
                  Company (filed as Exhibit 2.5 to the Company's Registration
                  Statement No. 000-21989 on Form 8-A filed on January 16, 1997 and incorporated herein by reference). Specimen certificate for common stock (filed as Exhibit 4.1 to the Company's
      4.1         Pre-Effective Amendment No. 3 to Registration Statement No.
                  333-14119 on Form S-1 filed on January 7, 1997 and
                  incorporated herein by reference).
      4.2         Form of Variable Rate Convertible Debenture due November 9,
                  2009 (filed as Exhibit 4.2 to the Company's Current Report on
                  Form 8-K filed November 9, 2004 and incorporated herein by reference).
      4.3         Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on November 9,
                  2004 and incorporated herein by reference). Form of
                  Registration Rights Agreement, dated as of November 8, 2004
                  (filed as Exhibit 4.3
      4.4         of the Company's Current Report on Form 8-K filed on November
                  9, 2004 and incorporated herein by reference).
      *5.1        Opinion of Tashlik, Kreutzer, Goldwyn & Crandell P.C.
      10.1        Securities Purchase Agreement dated November 8, 2004 by and among Medialink Worldwide Incorporated and the investors named therein (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 9, 2004 and incorporated herein by reference).
      *23.1       Consent of KPMG LLP.
      23.2        Consent of Tashlik, Kreutzer, Goldwyn & Crandell P.C.
                  (included in Exhibit 5.1).
      24.1        Power of Attorney (included on signature page).

        * Previously filed

ITEM 17. UNDERTAKINGS

          (a)   The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                      (1) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, or Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, this December 14, 2004.


                        MEDIALINK WORLDWIDE INCORPORATED


                        By:  /s/J. Graeme McWhirter
                           ------------------------------------
                           J. Graeme McWhirter,
                           Executive Vice President, Secretary
                           and Chief Financial Officer

                                POWER OF ATTORNEY

                  We, the undersigned officers and directors of Medialink Worldwide Incorporated, hereby severally constitute and appoint each of Laurence Moskowitz and J. Graeme McWhirter our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-3 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Medialink Worldwide Incorporated to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement or to any subsequent Registration Statement for the same offering that may be filed under said Rule 462(b).

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the date indicated.


                      SIGNATURE                                     DATE                           TITLE
                      ---------                                     ----                           -----
*                                                            December 14, 2004        Chairman of the Board, Chief
-----------------------------------------------------                                 Executive Officer and President
Laurence Moskowitz


*                                                            December 14, 2004        Executive Vice President,
-----------------------------------------------------                                 Secretary and Chief Financial
J. Graeme McWhirter                                                                   Officer


*                                                            December 14, 2004        Director
-----------------------------------------------------
Harold Finelt


*                                                            December 14, 2004        Director
-----------------------------------------------------
Donald Kimelman


*                                                            December 14, 2004        Director
-----------------------------------------------------
James J. O'Neill


*                                                            December 14, 2004        Director
-----------------------------------------------------
Theodore Wm. Tashlik


*                                                            December 14, 2004        Director
-----------------------------------------------------
Paul Sagan


*                                                            December 14, 2004        Director
-----------------------------------------------------
Catherine Lugbauer


*                                                            December 14, 2004        Director
-----------------------------------------------------
John M. Greening


*                                                             December14, 2004        Director
-----------------------------------------------------
Bruce E. Bishop



* By J. Graeme McWhirter, attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT NO.      NAME OF EXHIBIT
-----------      ---------------

      3.1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 2.5 to the Company's Registration Statement No. 000-21989 on Form 8-A filed on January 16, 1997 and incorporated herein by reference).

      4.1 Specimen certificate for common stock (previously filed as Exhibit 4.1 to the Company's Pre-Effective Amendment No. 3 to Registration Statement No. 333-14119 on Form S-1 filed on January 7, 1997).

      4.2 Form of Variable Rate Convertible Debenture due November 9, 2009 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K filed November 9, 2004 and incorporated herein by reference).

      4.3        Form of Common Stock Purchase Warrant (filed as
                 Exhibit 4.1 to the Company's Current Report on Form 8-K filed on November 9, 2004 and incorporated herein by reference).


      4.4 Form of Registration Rights Agreement, dated as of November 8, 2004 (filed as Exhibit 4.3 to the Company's Current Report on Form 8-K, filed on November 9, 2004 and incorporated herein by reference).

      *5.1       Opinion of Tashlik, Kreutzer, Goldwyn & Crandell P.C.

      10.1       Securities Purchase Agreement dated November 8, 2004 (filed as
                 Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 9, 2004 and incorporated herein by reference)

     *23.1       Consent of KPMG LLP

      23.2 Consent of Tashlik, Kreutzer, Goldwyn & Crandell P.C. (included in Exhibit 5.1)

      24.1       Power of Attorney (included on signature page)

--------
   * Previously filed